UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):     November 7, 2019 (November 4, 2019)

Cogent Communications Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51829	46-5706863
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2450 N St NW, Washington, District of Columbia	20037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     202-295-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.001 per share	CCOI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On November 7, 2019, Cogent Communications Holdings, Inc. issued a press release summarizing its financial results for the third quarter 2019.  The Company will hold a conference call regarding its financial results at 8:30 a.m. ET on November 7, 2019, which will be simultaneously broadcast on a link available through the Company’s website at www.cogentco.com. The press release is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 4, 2019, Messrs. Richard Liebhaber and Timothy Weingarten resigned from the Board of Directors (the “Board”). These resignations did not involve any disagreements with the Company. Upon recommendation of the Nominating and Corporate Governance Committee, the Board appointed Sheryl Kennedy and Carolyn Katz to serve as directors of Cogent Communications Holdings, Inc. (the “Company”), effective November 5, 2019.

Ms. Kennedy has been appointed to the Audit Committee. Ms. Katz has been appointed to the Compensation and the Nominating and Corporate Governance Committees. Following these appointments, the composition of the Company’s three standing committees of Independent members of the Board is as follows:

Audit Committee: Mr. Lewis Ferguson (chair), Ms. Kennedy and Mr. Marc Montagner

Compensation Committee: Mr. Steven Brooks (chair), Mr. Blake Bath and Ms. Katz.

Nominating and Corporate Governance Committee: Mr. Montagner (chair), Mr. Ferguson and Ms. Katz.

As a result of their appointment to the Board, each of Ms. Kennedy and Ms. Katz will be entitled to participate in the Company’s non-employee director compensation program. Pursuant to this program, as compensation for director services, each director annually receives annually up to 7,000 shares of the Company’s common stock issued in increments of 1,750 shares per quarter, $1,000 cash per in-person Board meeting, and reimbursement of travel expenses.

Ms. Kennedy, age 64, is non-executive Chair of Promontory Financial Group Canada, an IBM Company that provides consulting services to the financial services industry.  She is also Vice Chair of the Canadian Public Accountability Board and a Director of the CLS Group Holdings AG and CLS Bank International Board of Directors, serving on the Audit and Finance and the Nominating and Governance Committees. From 1994 to 2008 she was Deputy Governor of the Bank of Canada and chaired the Markets Committee at the Bank for International Settlements in Basel, Switzerland from 2003 to 2006.  She also served as Senior Advisor for International Strategy for Scotiabank in 2006.  Prior to her time with the Bank of Canada, Kennedy worked in the Canadian federal Department of Finance and served as Finance Counsellor at the Canadian Embassy in Paris, France.  Ms. Kennedy serves on the University of Waterloo Board of Governors and its Audit and Risk and Finance and Investment Committees, is a Trustee of the Anglican Church of Canada General Synod Pension Plan and is Vice Chair of the Mothers Matter Centre.

Ms. Katz, age 57, has served on the boards of several public and private companies since 2000. She has been a director of Vonage Holdings Corp (NYSE: VG) since 2014, where she is a member of the Audit and Compensation committees. From 2004 to 2017 she was also a director of American Tower Corporation, a provider of international communications infrastructure, where she was a member of the Audit committee. From 2002 to 2015 she was a director of NII Holdings, a multinational cellular telecommunications company, where she served as lead director, chair of the Audit committee and was a member of the Finance and Corporate Governance and Nominating committees. From 2000 to 2004 she was a director of Universal Access, serving on the Audit Committee. From 2000 to 2001 Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From June 1984 to April 2000, she worked at Goldman, Sachs & Co., ending her tenure there as a managing director and co-head of Emerging Communications. She is a graduate of Princeton University.

There was no arrangement or understanding pursuant to which either of Ms. Kennedy or Ms. Katz was appointed as a director. There are no related party transactions between either of Ms. Kennedy or Ms. Katz and the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Press Release of Cogent Communications Holdings, Inc. dated November 7, 2019.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cogent Communications Holdings, Inc.

November 7, 2019	By:	/s/ David Schaeffer
Name: David Schaeffer
Title: President and Chief Executive Officer